EXHIBIT 10.50

COMMERCIAL BUILDING LEASE

THIS COMMERCIAL BUILDING LEASE (the “Lease”) is effective as of the 1st day of January, 2011 (the “Effective Date”), by and between WINLAND ELECTRONICSS, INC., a Minnesota corporation (hereinafter referred to as “Landlord”), and NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

Landlord hereby leases to Tenant, and Tenant leases from Landlord its office and manufacturing facility (the “Building”) and improvements (collectively, the “Improvements”) located at 1950 Excel Drive, Mankato Minnesota, 56001 and legally described on Exhibit A attached hereto an incorporated by reference, which Building and Improvements are hereinafter referred to as the “Leased Premises.”  The Building is a 58,000 square foot building consisting of 32,500 square feet of manufacturing space, 10,000 square feet of warehouse space and 15,500 square feet of office space.

TO HAVE AND TO HOLD the Leased Premises commencing on the Effective Date and ending January1, 2017 (the “Term”), subject to the following terms and conditions.

ARTICLE 1.  RENT.  Base rent shall be payable to Landlord without demand, deduction or setoff, at $5.25 per square feet, or $25,375 per month.  Tenant shall pay to Landlord during the Term of this Lease base monthly rent, on the fifth (5th) day of each and every month, without demand, deduction, or set-off, during the Term.  Tenant’s obligation to pay base rent shall commence one year after the Effective Date.  The Tenant shall be responsible for maintenance, utilities, taxes, insurance and all other payments to third parties as contemplated by this Lease.  Each installment of base rent and any additional amounts due under this Lease to be paid to Landlord shall be paid by check, payable to the order of Landlord (or such nominee as shall have been designated by Landlord to receive such payment).  A pro rata portion of such monthly base rent shall be due for any partial calendar month during the Term, in proportion to the number of days of such calendar month falling within the Term.

Beginning on the third anniversary of the Effective Date, base rent shall be increased two and one half percent (2.5%) annually through the remaining Term of the Lease.

           ARTICLE 2.  TAXES AND SPECIAL ASSESSMENTS.  Tenant shall pay, when due and before penalty attaches, all real estate taxes and installments of special assessments, and any similar charges or liens due and payable during the Term hereof with respect to the Leased Premises and improvements situated thereon, provided that election shall be made to pay any special assessment over the longest period allowed by law.  For any partial calendar year within the Term of this Lease, Tenant shall be responsible for a pro rata portion of such taxes and special assessments due and payable in such calendar year in proportion to the number of days of such calendar year falling within the Term, and appropriate adjustments shall be made at the beginning of the Term and at the end of the Term.

ARTICLE 3.  MAINTENANCE AND REPAIR.  Tenant hereby accepts the Leased Premises in “As-Is” condition, and Landlord shall have no obligation to make any leasehold improvements to the Leased Premises.  Tenant shall be responsible for maintaining the interior of the Leased Premises, including all interior walls, doors, windows, ceilings, and floors in good condition and repair, reasonable wear and tear and casualty damaged excepted.  Tenant shall also make all necessary routine repairs to all building systems serving the Leased Premises, and shall keep all portions of the Leased Premises in a clean and orderly condition, including the sidewalks, curbs, drives, parking areas, landscaped areas, and passageways adjoining the same, which shall be kept free of dirt, rubbish, snow, ice and unlawful obstructions.  Tenant shall maintain, repair, and, as necessary, replace during the Term of this Lease, all foundations, structural elements, roofs and roof membranes, and major building systems in good order and repair.

ARTICLE 4.  ALTERATIONS AND ADDITIONS.  Except for non-structural alterations, additions or improvements (“Alterations”) that (i) do not exceed $10,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any building system or the structural strength of the Improvements, and (iv) do not require penetrations into the floor, ceiling, roof or walls, Tenant shall not make or permit any Alterations in or to the Leased Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld.  With respect to any Alterations made by or on behalf of Tenant requiring Landlord’s consent hereunder: (i) not less than 10 days prior to commencing any such Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord as an additional insured, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, and (iii) complete the Alterations in accordance with the plans and specifications delivered to and approved by Landlord.  All Alterations made by or on behalf of Tenant (regardless if Landlord’s consent is required hereunder) shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all laws, regulations, codes and ordinances (collectively, “Laws”).  Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease.  At the expiration or termination of this Lease, without payment by Landlord, the Alteration shall remain on the property and become the property of Landlord (except for any Alterations which are trade fixtures, which shall remain the property of Tenant), unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it and will repair any resulting damage.  At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Improvements, any building system or any other equipment or facilities serving the Improvements.

ARTICLE 5.  MECHANIC’S LIENS.  Tenant shall promptly pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Leased Premises.  Tenant shall keep the Leased Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien.  Should any such lien or notice of such lien be filed against the Leased Premises, Tenant shall discharge the same by bonding or otherwise within thirty (30) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.  Landlord shall have the right to post and maintain on the Leased Premises notice of non-responsibility under the laws of Minnesota.

ARTICLE 6.  USE OF LEASED PREMISES; COMPLIANCE WITH LAWS; ENVIRONMENTAL COVENANTS.  The Leased Premises shall be used and occupied by Tenant for any lawful manufacturing or industrial activity that is permitted in the zoning classification in which the Leased Premises is located, and for no other purpose, and such use and occupancy shall be in compliance with all applicable Laws.  Without limiting the foregoing, Tenant shall, at Tenant’s expense, make all such improvements and alterations required by reason of Tenant’s specific use and shall comply with all Environmental Laws as hereinafter provided, and Landlord shall have no responsibility for the same.  Tenant shall indemnify, defend and hold harmless Landlord from any loss or liability incurred by reason of any failure by Tenant to comply with applicable Laws in its use and occupancy of the Leased Premises.  Notwithstanding the foregoing, Tenant shall not be required to further improve or alter the Leased Premises in order to carry out its obligations under this Article, unless the need to make such improvements is due to Tenant’s specific use of the Leased Premises or a specific act of Tenant.  Landlord shall be responsible for and make any alterations or improvements required by applicable Laws not due to Tenant’s specific use or acts.  It shall be Tenant’s obligation to obtain any permits or licenses required in connection with Tenant’s use of the Leased Premises.

As used herein, the following terms shall have the following meanings:

“Environmental Laws” – All present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protections Agency and comparable state agency) relating to the protection of human health or the environment.

“Hazardous Materials” – Pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

Tenant agrees that (i) no activity will be conducted on the Leased Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Leased Premises will be used by Tenant or Tenant’s employees, invitees, contractors or agents (“Tenant’s Agents”) for disposal of Hazardous Materials; and (iv) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Leased Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, Tenant or Tenant’s Agents causes contamination on any portion of the Leased Premises, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this Article 6 shall survive the expiration or termination of this Lease.

ARTICLE 7.  UTILITIES.  Tenant will pay or cause to be paid when due all charges for gas, water, sewer, electricity, telephone and other utilities and services used, rendered or supplied to, upon or in connection with the Leased Premises, and Landlord shall have no responsibility to supply the same.  Without limiting Tenant’s general duty to maintain and repair, Tenant shall maintain in good order and condition during the term and any renewal term of this Lease all pipes, wires, conduits, boilers and other equipment for the provision of utility services to the Leased Premises.

ARTICLE 8.  INSURANCE.

(a)           Public Liability.  At all times during the term and any renewal term of this Lease, Tenant shall keep in full force and effect at its expense a policy or policies of commercial general liability insurance with respect to the Leased Premises and the business of Tenant and any subtenant, licensee or concessionaire, with a company licensed to do business in the State of Minnesota reasonably acceptable to Landlord, in which both Tenant and Landlord shall be named as insureds and adequately covered under reasonable limits of liability not less than $5,000,000.00 combined single limit coverage of bodily injury, property damage or combination thereof.  Landlord shall be named as an additional loss payee.  Tenant shall furnish Landlord with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of insurance.

(b)           Hazard Insurance.  At all times during the Term, Tenant shall keep in full force and effect a policy of fire and extended coverage insurance on the Improvements (including any Alterations therein or thereto) for its full insurable replacement cost, with a company licensed to do business in the State of Minnesota reasonably acceptable to Landlord, naming both Landlord and Tenant as insureds, but payable only to Landlord and containing a loss payable clause as required by any mortgagees of the Leased Premises; and shall furnish Landlord and all such mortgagees with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord and all such mortgagees shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of insurance.  Tenant may separately or under the same policy insure any trade fixtures, equipment, supplies and other personal property owned by Tenant and located upon the Leased Premises.

(c)           Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard fire and extended coverage property insurance policy, even if such loss or damage shall be brought about by the fault or negligence of the other party or its employees or agents.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Tenant assumes all risk of damage of Tenant’s property within the Leased Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, or other cause.

ARTICLE 9.  NON-LIABILITY; COVENANTS TO HOLD HARMLESS.  Except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, or employees, Landlord shall be held harmless by Tenant from any liability for damages to any person or property in or upon the Leased Premises and the sidewalks adjoining same, including the property of Tenant and its employees and all persons in the Leased Premises at its or their invitation.  All property kept, stored or maintained in the Leased Premises shall be so kept, stored or maintained at the sole risk of Tenant.  Tenant shall be held harmless by Landlord for any damages to person or property caused by the negligence or intentional misconduct of Landlord, its agents, or employees.  Tenant’s and Landlord’s obligations under this Article 9 shall survive the expiration or earlier termination of this Lease.

ARTICLE 10.  EMINENT DOMAIN.

(a)           Entire Premises.  If substantially all of the Leased Premises shall be taken under the power of eminent domain then the term of this Lease shall cease as of the day possession shall be taken and the rent shall be paid up to that day with a proportionate refund by Landlord of such rent as may have been paid in advance.

(b)           Partial Taking.  If more than twenty percent (20%) of the floor space in the Leased Premises shall be taken under the power of eminent domain, both Landlord and Tenant shall have the right to terminate this Lease as of the day possession shall be taken by notice to the other party given within ten (10) days after possession is so taken.  If the unexpired portion of the Term shall be one (1) year or less at the date of taking of any portion of the Leased Premises, Landlord shall have the right to terminate this Lease as of the day possession shall be taken by like notice to Tenant.  Tenant shall be allowed a reasonable time not to exceed ten (10) days after any such termination to vacate the remainder of the Leased Premises, and rent shall be paid up to the day possession shall be taken or the day Tenant vacates the remainder of the Leased Premises, whichever is later.

(c)           Continuation of Lease.  In the event this Lease is not terminated pursuant to paragraphs (a) or (b) of this Article, all the terms of this Lease shall continue in effect, except that the base rent shall be reduced in proportion to the reduction in floor space in the Leased Premises as a result of the taking, and Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the Improvements so as to constitute the remaining Leased Premises a complete architectural unit.

(d)           Damages.  In any event all damages awarded for such taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the premises; provided, however, that Landlord shall not be entitled to any award made separately to Tenant for relocation benefits, for “going concern” value of its business, loss of business, fair value of, and cost of removal of stock and fixtures, which shall belong to Tenant.

(e)           Definition.  The term “eminent domain” shall include the exercise of any similar power and any purchase or other acquisition in lieu of condemnation.

ARTICLE 11.  DAMAGE.

(a)           Partial or Total Destruction.  In case the Leased Premises shall be partially or totally destroyed by fire or other casualty insurable under fire and extended casualty insurance so as to become partially or totally untenantable, the same, unless Landlord or Tenant shall terminate this Lease as hereinafter provided, shall be repaired or rebuilt as quickly as practicable at the cost and direction of Landlord, and the base rent shall abate during the period of repair in proportion to the portion of the floor space in the Leased Premises that is untenantable or unfit for use by Tenant in its business.

(b)           Extensive Damage; Election.  If the Improvements located on the Leased Premises shall be destroyed or damaged by fire or other casualty insurable under fire and extended casualty insurance, so as to become wholly untenantable, and:

1.           the Leased Premises cannot be repaired or restored within one hundred twenty days (120) after such damage or destruction; or

2.	the unexpired portion of the term or any renewal term of this Lease is one (1) year or less at the date of the damage;

then either Landlord or Tenant may terminate this Lease as of the date of such destruction or damage by giving written notice to the other party of such election within thirty (30) days after such damage or destruction.

ARTICLE 12.  SURRENDER; HOLDING OVER.  On the last day of the term or any renewal term hereof or on the sooner termination thereof, Tenant shall peaceably surrender the Leased Premises in good order, condition and repair, broom-clean, casualty damage and reasonable wear and tear only excepted.  Tenant shall repair any damage to the Leased Premises caused by removal of Tenant’s trade fixtures or equipment.  Any of Tenant’s property not removed on the last day of the term or any renewal term hereof or on the sooner termination thereof, shall be deemed abandoned.  In the event Tenant remains in possession of the Leased Premises after the expiration of the Term without the execution of a new lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the base rent shall be 125% of the base rent payable for the last full month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Leased Premises by summary proceedings or otherwise.  Tenant shall be liable for all damages that Landlord suffers as a result of the holdover.

ARTICLE 13.  DEFAULT; REMEDIES.

(a)           Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Lease:

1.           Tenant shall fail to pay any installment of base rent to Landlord within ten (10) days after the due date;

2.           Tenant shall have failed to comply with any other provision of this Lease, and shall not have cured such failure within thirty (30) days after Landlord, by written notice, has informed Tenant of such noncompliance; provided, however, in the case of a default which cannot be cured, with due diligence, within a period of thirty (30) days, Tenant shall have such additional time to cure such default as may be reasonably necessary, provided that Tenant proceeds promptly and with due diligence to cure such default after receipt of said notice;

3.           Tenant shall have filed a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for it or its property, or any similar petition, or shall have made an assignment for the benefit of creditors, or an order for relief shall have been entered in any proceeding under the federal Bankruptcy Code in which Tenant is named as the debtor;

4.           Any involuntary petition of the type or similar to those referred to in Paragraph 3 of this Subsection (a) shall have been filed against Tenant, and shall not be vacated or withdrawn within sixty (60) days after the date of the filing thereof; or

5.           Tenant shall have abandoned the Leased Premises, which shall be conclusively presumed if Tenant shall vacate the premises for thirty (30) days without giving written notice of its intent to return to possession of the Leased Premises.

(b)           Remedies.  Whenever any event of default shall have occurred and be subsisting, Landlord may elect either:

1.           To cancel and terminate this Lease; or

2.           To reenter and take possession of the Leased Premises, and terminate Tenant’s right to possession of the Leased Premises, without terminating this Lease or any of Tenant’s obligations for the balance of the term of this Lease.

Landlord may at any time elect to terminate this Lease despite a prior election to exercise its remedies under Paragraph 2 above.  In the event Landlord exercises its remedies under Paragraph 2 above, it may remove all persons and property from the Leased Premises and store such property at the cost of and for the account of Tenant, may make alterations and repairs and redecorate the premises to the extent deemed by Landlord necessary or desirable, and may relet the premises, or any part thereof, for the account of Tenant, to any person, firm or corporation, other than Tenant, for such rent, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine; but Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant concerning such reletting.  Any rent and other amounts received by Landlord upon such reletting shall be applied first to the costs and expenses of Landlord in regaining possession of the Leased Premises, storing property removed from the premises, making alterations or repairs or redecorating the Leased Premises, and reletting the premises, including, without limitation, brokerage and reasonable attorneys fees, then to the rentals and other obligations of Tenant under this Lease, and any surplus shall be paid to Tenant.

ARTICLE 14.  TENANT”S RIGHT OF FIRST REFUSAL TO PURCHASE BUILDING.  During the Term, Landlord shall attempt to sell the Building to a third party.  If Landlord finds an interested third party to purchase the Building, Landlord shall give written notice of such interested third party to Tenant.  After receipt of such notice by Tenant, Tenant shall have ten (10) days to notify Landlord if it would like to purchase the Building on the same terms as the interested third party.  If Tenant does not give written affirmation to Landlord within ten (10) days after receipt of such notice, Landlord shall move forward with the sale of the Building to the interested third party.  If Tenant informs Landlord that it would like to purchase the Building within the ten (10) day notice period, Landlord and Tenant shall consummate such sale of the Building to Tenant within thirty (30) days.  If such ultimate sale between Tenant and Landlord is not consummated within thirty (30) days after Tenant informs Landlord of its intent to purchase the Building, Tenant may go back to the interested third party and negotiate a sale of the Building.

If Landlord does not sell the Building at the end of the Term, Tenant shall have an option to purchase the Building from Landlord, on terms and conditions acceptable to both Landlord and Tenant.  Tennant shall have such option to purchase the Building through the Term of this Lease, even if Landlord sells the Building to a third party at any time during the Term.

ARTICLE 15.  NOTICES.  Any notice required or permitted under this Lease shall be deemed sufficiently given or served when personally delivered (in person, by commercial courier service, by facsimile with confirmed transmission, or otherwise) or forty-eight (48) hours after mailed by registered or certified mail to Tenant at the address of the Leased Premises and to Landlord at the address then fixed for the payment of rent, and either party may by like written notice at any time designate a different address to which notices shall subsequently be sent.

           ARTICLE 16.  GENERAL.  This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of Landlord and Tenant.  One or more waivers of any default of Tenant by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.  The consent to or approval by Landlord of any act by Tenant requiring Landlord’s consent or approval shall not waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.   Each term and each provision of this Lease performable by Tenant shall be construed to be both a covenant and a condition.  The marginal or topical headings of the several articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such articles, paragraphs or clauses.  All preliminary negotiations and all prior written agreements regarding the subject matter of this Lease are superseded and merged into and incorporated in this Lease.  The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.  The terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties hereto.  This Lease may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same written action.

ARTICLE 17.  QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying the rent and performing all of the terms and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby leased, subject, nevertheless, to the terms and conditions of this Lease and subject to covenants, conditions, restrictions and easements of record, if any.

ARTICLE 18.  SUBORDINATION.  Tenant agrees that its interest in the Leased Premises is and shall be subordinate to any mortgages that may hereafter be placed upon said premises and to any and all advances to be made thereunder, and to the interest thereon and all renewals, replacements and extensions thereof, provided the mortgagee named in said mortgages shall agree not to disturb Tenant’s occupancy under this Lease in the event of foreclosure if Tenant is not in default beyond applicable periods of grace.  Tenant agrees to execute such documents as may be reasonably required by such mortgagee to confirm the same.  In the event that any mortgagee elects to have the Lease a prior lien to its mortgage, then and in such event upon such mortgagee notifying Tenant to that effect, this Lease shall be deemed prior in lien to the said mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage.

ARTICLE 19.  ASSIGNMENT AND SUBLETTING.  Landlord may freely transfer the Leased Premises, subject to this Lease, and/or assign its rights under this Lease.  Upon any transfer of the Leased Premises, subject to this Lease, Landlord shall be relieved of all of its obligations under this Lease.  Tenant shall not assign this Lease or sublease all or part of the Leased Premises (voluntarily, by operation of law or otherwise) without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE 20.  NO RECORDING OF LEASE.  The parties agree not to record or register this Lease.  At the request of either party, or such party’s lender, a memorandum of this Lease in form mutually acceptable to the parties may be recorded.

IN WITNESS, the Landlord and the Tenant have caused this Lease to be executed as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By:  /s/  Thomas J. de Petra

Its:  President and Chief Executive Officer

NORTECH SYSTEMS INCORPORATED

By:  /s/  Michael J. Degan

Its:  President and Chief Executive Officer

Exhibit A

Legal Description

Lots Four (4) and Five (5), Block Three (3), EXCEPT that part of Lot 5 lying southerly of a line parallel with and distance 201.90 feet south of the North line of said Lot 5, Eastwood Industrial Centre, the 5 perimeter corners of which subdivision are marked with Judicial Landmarks.